Exhibit 99.1

STATS, ChipPAC Merger Receives Favorable IRS Private Letter Ruling

July 7, 2004 – ST Assembly Test Services Ltd (“STATS” – Nasdaq: STTS and SGX: ST Assembly) and ChipPAC, Inc. (“ChipPAC” – Nasdaq: CHPC) today announced that they received a favorable private letter ruling from the U.S. Internal Revenue Service notifying them that the exchange of ChipPAC Class A common stock for STATS American Depositary Shares in the pending merger involving the two companies will not result in the recognition of gain under Section 367 of the U.S. Internal Revenue Code, as amended. The receipt of the private letter ruling satisfies a closing condition of the merger.

Completion of the merger is subject to approval of the shareholders of both STATS and ChipPAC and other customary conditions. The STATS and ChipPAC meetings of shareholders to vote on proposals related to the merger involving the two companies will be held on August 4, 2004. Mailing of the shareholders’ circular to STATS shareholders and the proxy statement/prospectus to ChipPAC stockholders is expected to commence on or about July 7, 2004.

About ST Assembly Test Services Ltd (STATS)

STATS is a leading semiconductor test and assembly service provider to fabless companies, integrated device manufacturers and wafer foundries. With its principal operations in Singapore and global operations in the United States, United Kingdom, Japan, China and Taiwan, STATS offers full back-end turnkey solutions to customers worldwide. STATS’ expertise is in testing mixed-signal semiconductors, which are extensively used in fast growing communications applications, such as data networking, broadband and mobile communications. STATS also offers advanced assembly services and has developed a wide array of traditional and advanced leadframe and laminate based products, including various ball grid array packages to serve some of the world’s technological leaders. STATS was listed on the Nasdaq National Market and The Singapore Exchange in January 2000 and is in the Morgan Stanley Capital International (MSCI) Index and the Straits Times Industrial Index. Further information is available at www.stts.com.

About ChipPAC, Inc.

ChipPAC is a full portfolio provider of semiconductor packaging, design, assembly, test and distribution services. The company is a leader in advanced packaging services that address the needs of semiconductors used in wireless communications, including flip-chip, chip-scale and stacked die technologies. The company combines a history of innovation and service with more than a decade of experience satisfying some of the largest customers in the industry. With advanced process technology capabilities and a global manufacturing presence spanning Korea, China, Malaysia and the United States, ChipPAC has a reputation for providing dependable, high quality packaging solutions. ChipPAC is publicly traded on the Nasdaq National Market under the symbol CHPC. For more information, visit the company’s Web site at www.chippac.com.

Forward-Looking Statements

Certain statements in this press release, including statements regarding the proposed merger involving STATS and ChipPAC, are forward-looking statements that involve a number of risks and uncertainties that could cause actual events or results to differ materially from those described in this press release. Factors that could cause actual events or results to differ include the possibility that the merger will not close or that the closing will be delayed; the impact of the proposed merger involving ChipPAC; the ability of STATS and ChipPAC to successfully integrate their operations and employees; general business and economic conditions and the state of the semiconductor industry; demand for end-use applications products such as communications equipment and personal computers; reliance on a small group of principal customers; decisions by customers to discontinue outsourcing of test and assembly services; changes in customer order patterns; rescheduling or canceling of customer orders; changes in product mix; capacity utilization; level of competition; pricing pressures including declines in average selling prices; continued success in technological innovations; delays in acquiring or installing new equipment; shortages in supply of key components; availability of financing; exchange rate fluctuations; litigation and other risks described from time to time in STATS’ filings with the U.S. Securities and Exchange Commission (“SEC”), including STATS’

Annual Report on Form 20-F for the fiscal year ended December 31, 2003, and ChipPAC’s filings with the SEC, including ChipPAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and ChipPAC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. Neither STATS nor ChipPAC undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information About the Proposed Merger and Where to Find It

STATS and ChipPAC have filed with the SEC a proxy statement/prospectus and other relevant materials in connection with the proposed merger involving STATS and ChipPAC pursuant to the terms of an Agreement and Plan of Merger and Reorganization among STATS, Camelot Merger, Inc., a wholly owned subsidiary of STATS, and ChipPAC. Investors and security holders of STATS and ChipPAC are urged to read the STATS shareholders’ circular and the ChipPAC proxy statement/prospectus and the other relevant materials because they contain important information about STATS, ChipPAC and the proposed merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by STATS or ChipPAC with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by STATS by contacting STATS Investor Relations in the United States at telephone (408) 586-0608 or email daviesd@statsus.com or in Singapore at telephone +011 (65) 6824-7705 or email angelaine@stats.st.com.sg. Investors and security holders may obtain free copies of the documents filed with the SEC by ChipPAC by contacting ChipPAC Investor Relations, ChipPAC Incorporated, 47400 Kato Road, Fremont, CA 94538, telephone (510) 979-8220 or email ir@chippac.com or David Pasquale at telephone (646) 536-7006 or email dpasquale@theruthgroup.com. Investors and security holders of STATS and ChipPAC are urged to read the STATS shareholders’ circular, the proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed merger.

STATS, ChipPAC and certain of each of their executive officers and directors may be deemed to be participants in the solicitation of proxies of ChipPAC’s stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of such persons in the solicitation by reading the proxy statement/prospectus.

CONTACTS for ST Assembly Test Services Ltd:

Elaine Ang, Investor Relations & Corporate Communications

Tel: +011 (65) 6824-7705 or angelaine@stats.st.com.sg

Drew Davies, Director of Investor Relations

Tel: (408) 586-0608 or daviesd@statsus.com

CONTACTS for ChipPAC, Inc.:

David Pasquale, Investor Relations

Tel: (646) 536-7006 or dpasquale@theruthgroup.com

Moon Lee, Investor Relations

Tel: (646) 536-7001 or moonlee@theruthgroup.com